                                                                   Exhibit 10.37

* The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.



              LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT is entered into as of May 7, 2003 (the "Effective Date"), by and between PFIZER INC ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017, and GUILFORD PHARMACEUTICALS INC., a Delaware corporation, having an office at 6611 Tributary Street, Baltimore, MD 21224, and GPI NAALADASE HOLDINGS, INC., a Delaware corporation, having an office at 222 Delaware Avenue, Wilmington, Delaware 19899 (collectively, with Guilford Pharmaceuticals Inc., "Guilford").

WHEREAS, Pfizer desires to obtain an exclusive license under Guilford's right, title and interest in the Patent Rights so that Pfizer can evaluate the Patent Rights and manufacture, use, sell, offer for sale and import the Products; and

WHEREAS, Guilford is willing to grant a license on the terms and subject to the conditions set forth in this Agreement;

Therefore, in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1. DEFINITIONS. The capitalized terms used in this Agreement and not defined elsewhere in it shall have the meanings specified for such terms in
      Section 1.

      (a) "PATENT RIGHTS" shall mean (a) all the patents and patent applications listed in Exhibit A, and patents issuing on them, including any divisional, continuation, continuation-in-part, renewal, extension, reexamination, reissue or foreign counterpart of such patent applications; (b) Other Patent Rights; and (c) any patent restoration or extension period granted by a Governmental Authority, including but not limited to the compensation for patent term lost during the clinical trial or regulatory approval process.

      (b) "VALID CLAIM" shall mean a claim within the Patent Rights so long as such claim shall neither have been disclaimed by the owner of the patent, nor held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been taken during the applicable appeal period or for which no further appeal can be taken.

      (c) "PRODUCT" means any compound that the manufacture, use, sale, offer for sale or import of which would infringe any Valid Claim within the Patent Rights in the absence of a license. For purposes of this Agreement, in the event there is more than one compound as an active pharmaceutical ingredient in a single drug formulation, such combination of compounds shall be considered a single compound, which shall be separate and distinct from each of the individual compounds so combined.

      (d) "AFFILIATE" shall mean with respect to a party to this Agreement, any entity which controls, is controlled by, or is under common control with such party. Control" means the ownership or ability to direct the voting power of at least 50% of all voting securities of an entity.

      (e) "NET SALES" means the gross amount invoiced by Pfizer, its Affiliates, or any sublicensee of Pfizer for sales to a third party or parties of Products, less normal and customary trade discounts actually allowed, credits or allowances for rejected or returned Products previously sold, taxes the legal incidence of which is on the purchaser and separately shown on Pfizer's, its Affiliate's, or any sublicensee of Pfizer's, invoices and transportation, insurance and postage charges, if prepaid by Pfizer, any of its Affiliates or any sublicensee of Pfizer and billed on Pfizer's, its Affiliate's or any sublicensee of Pfizer's invoices as a separate item, and compulsory payments and rebates, accrued, paid or deducted pursuant to governmental regulations or agreements (other than employment agreements or agreements with Affiliates) with third parties (provided such agreements with third parties are identified and made available to Guilford for review and deductions relating to such agreements are identified separately in any statements pursuant to
            Section 4.6(b)).

      (f) "GUILFORD COLLABORATIONS" means (a) (1) Guilford's research for the evaluation of NAALADase inhibitor conjugated to chemotherapy and radiotherapy for the treatment of prostate cancer; (2) Guilford's research for the formulation and evaluation of I.V. NAALADase inhibitors in acute conditions of glutamate toxicity, such as traumatic brain insult, spinal cord injury, cardiac arrest and/or global ischemia; and (3) Guilford's proposed clinical trial and research with * for the evaluation of NAALADase inhibitors for the treatment of drug addiction; and any agreements covering or arising out of any of the above-described trials or research; and
            (b) such other collaborations as Guilford may enter into following notice to and approval by Pfizer of such collaborations. Unless otherwise agreed to by Pfizer, Guilford shall not use * (or any other Guilford compounds as to which Pfizer has previously notified Guilford that it intends to pursue in development) in connection with the Guilford Collaborations. Guilford and Pfizer shall cooperate to ensure that compounds developed by Pfizer under this Agreement are not also developed by Guilford under the Guilford Collaborations.

      (g) "COLLABORATION MILESTONE" means, with respect to each Guilford Collaboration, unless the parties otherwise agree, the completion of a Phase II trial demonstrating safety and efficacy with a presentation of data sufficient to enable Pfizer to decide whether or not to advance into Phase III trials.

      (h) "OTHER PATENT RIGHTS" means all patents and patent applications relating to NAALADase and patents issuing on them, including any divisional, continuation, continuation-in-part, renewal, extension, reexamination, reissue or foreign counterpart of such patents and patent applications, that arise pursuant to Guilford Collaborations to the extent of Guilford's interest therein.

      (i) "INFORMATION" means all information, including data; process information; Product information, know-how; technical and nontechnical materials; and Product samples and specifications, which one party delivers or makes available to the other pursuant to this Agreement.

      (j) "GUILFORD CONFIDENTIAL INFORMATION" means all Information that Guilford discloses to Pfizer and designates "Confidential" in writing at the time of disclosure or within thirty (30) days following disclosure, to the extent that such Information as of the date of disclosure to Pfizer is not (i) known to Pfizer other than by virtue of a prior confidential disclosure to Pfizer by Guilford; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Pfizer; or (iii) obtained from a third party free from any obligation of confidentiality to Guilford.

      (k) "PFIZER CONFIDENTIAL INFORMATION" means all Information that Pfizer discloses to Guilford and designates "Confidential" in writing at the time of disclosure or within thirty (30) days following disclosure to the extent that such information as of the date of disclosure to Guilford is not (i) known to Guilford other than by virtue of a prior confidential disclosure to Guilford by Pfizer; or
            (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of Guilford; or (iii) obtained from a third party free from any obligation of confidentiality to Pfizer.

      (l) "GUILFORD TECHNOLOGY" means (A) all proprietary Information and intellectual property (other than Patent Rights) (i) developed, discovered or invented by Guilford or on behalf of Guilford under an agreement which grants Guilford the right to convey the information or property, whether on, before or after the Effective Date, relating to (a) the modulation of NAALADase or (b) the compounds provided by Guilford to Pfizer under the Agreement; (ii) owned by Guilford on the Effective Date or at any time during the term of this Agreement which describes or relates to (a) the modulation of NAALADase or

            (b) the compounds provided by Guilford to Pfizer; or (iii) owned by Guilford on the Effective Date or at any time during the term of this Agreement and necessary or useful to manufacture, use, sell, offer for sale or import Products or compounds that modulate NAALADase, or (B) any exclusivity rights (other than Patent Rights) under Applicable Law that limit the ability of another Person to manufacture, use, sell, offer for sale or import a product that modulates NAALADase.

      (m)   "NAALADASE" means the enzyme known as
            N-Acetylated-Alpha-Linked-Acid-Dipeptidase.

      (n) "INITIAL PERIOD" means the period commencing on the Effective Date and ending at the earlier of (i) 5:00 p.m., New York, New York time, on March 31, 2004; (ii) ninety (90) days after the date on which Pfizer, pursuant to its Candidate Alert Notice guidelines, formally nominates a compound to proceed in human clinical trials of a Product; or (iii) the date on which this Agreement terminates in accordance with the provisions of Section 9.

      (o) "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, treaty, law, ordinance, rule, regulation, administrative interpretation, order, writ, injunction, judicial decision, decree or other requirement of any Governmental Authority applicable to such Person or any of such Person's respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officers', directors', employees', consultants' or agents' activities on behalf of such Person).

      (p) "PERSON" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

      (q) "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization (including any national or international securities exchange and The NASDAQ Stock Market), commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

      (r) "FDA" means the Federal Food and Drug Administration of the United States Department of Health and Human Services or any successor agency thereof.

      (s) "INITIAL TARGET COMPOUNDS" means Guilford's compounds known as *, and to the extent contemplated by Exhibit B, such other Guilford compounds relating to NAALADase inhibitors (including * and those in the*) as Guilford and Pfizer may agree during the Initial Period.

      (t) "SECURITIES LAWS" means the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, and any other similar law or regulation of a Governmental Authority, or any successor to any such laws or regulations, together with any rules, regulations or listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market.

      (u) "EXCLUSIVITY PERIOD" means, with respect to a Product in a particular country, the period prior to the termination of the Patent Rights in that country for any reason (including but not limited to any patent restoration period granted by a Governmental Authority to compensate for patent term lost during the clinical trial or regulatory approval process), and with respect to that country, any period in which Guilford or Pfizer has exclusivity rights (other than Patent Rights) under Applicable Law that limit the ability of all other Persons in the country to manufacture, obtain regulatory approval, use, sell, offer for sale or import the Product, including data exclusivity and/or exclusivity based on approval of a new chemical entity or new use of a previously approved drug (including but not limited to that afforded under the Hatch Waxman Act), pediatric exclusivity, orphan drug exclusivity, or the 180-day Abbreviated New Drug Application Exclusivity.

      (v) "NDA" means a New Drug Application, "SNDA" means a Supplemental New Drug Application, and "IND" means an Investigational New Drug Application under 21 U.S.C. Section 355.

      (w) "ADDITIONAL INDICATION" means an indicated use of a Product, separate from a previously indicated use, for which the commercial marketing or sale would require approval of an application under 21 U.S.C. Section 355 (or an equivalent provision of Applicable Law of a foreign jurisdiction).

      (x) "BACK UP COMPOUND" means a compound identified and nominated by Pfizer as a "back up compound" to a specified lead compound in accordance with Pfizer's ordinary business practices; provided, however, that such a compound shall only qualify as a "Back Up Compound" so long as and if (a) on or before the time Pfizer first files a regulatory application with a regulatory authority in respect of particular lead compound, Pfizer notifies Guilford in writing of the identity of the lead compound and the respective possible "back up compound or compounds," (b) no more than two (2) compounds may be identified and qualify as possible Back Up Compounds for a particular lead compound, (c) a Back Up Compound must initially be and remain for the same indication as the lead compound, (d) a compound shall only qualify as a Back Up Compound if Pfizer is no longer pursuing regulatory approval or conducting clinical trials with respect to the identified lead compound and any other compound initially identified by Pfizer as a possible Back Up Compound to that lead compound, and (e) a compound shall no longer qualify as a Back Up Compound at such time as the lead compound or another Back Up Compound as to the same lead compound is approved for marketing and sale by the FDA or a comparable foreign regulatory authority.

2. GRANT OF EXCLUSIVE COMMERCIAL LICENSE UNDER PATENT RIGHTS AND GUILFORD TECHNOLOGY

      In consideration of Pfizer paying Guilford (i) $5,000,000 on the Effective Date, (ii) unless this Agreement has been earlier terminated, $10,000,000 on or before the last day of the Initial Period, and (iii) the royalties contemplated by Section 4, Guilford hereby grants Pfizer the following licenses, on the terms and conditions set forth in this Agreement:

2.1   GRANT OF RESEARCH LICENSE
      Guilford hereby grants Pfizer a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to Affiliates, to use Patent Rights and Guilford Technology, but only for internal research purposes in respect of human therapeutic purposes, and not for the sale, manufacture for sale or import of products or processes.

2.2   EXCLUSIVE LICENSE UNDER THE PATENT RIGHTS
      Subject to any limitations or restrictions set forth in this Agreement, Guilford grants Pfizer a worldwide license, including the right to grant sublicenses, to manufacture, use, sell, offer for sale and import Products under the Patent Rights and Guilford Technology, such license to be exclusive as to Patent Rights and nonexclusive as to Guilford Technology, it being understood and agreed that the exclusive license as to Patent Rights and the nonexclusive license as to Guilford Technology may not be assigned or sublicensed separately. Guilford shall retain the right to practice the inventions under the Patent Rights (i) for internal research purposes, but not for the sale or manufacture for sale of products or processes generally, and/or (ii) in connection with the pursuit of any of the Guilford Collaborations at any time up to the date on which Guilford may assign its rights in respect of any such Guilford Collaboration to Pfizer pursuant to Section 2.4.1, and/or (iii) in connection with the pursuit of any of the Guilford Collaborations to the extent that Pfizer no longer has the right to acquire Guilford's rights in respect of such Guilford Collaboration pursuant to Section 2.4.3, and thereafter to manufacture, use, sell, offer for sale and import products resulting from such Guilford Collaborations, either directly or indirectly through another Person pursuant to a co-promotion, distribution or other arrangement intended to further Guilford's commercialization of such products in accordance with the provisions of Section 2.4.3, and/or (iv) for diagnostic purposes. The license granted under this Section 2.2 in each country shall commence on the date of this Agreement and shall terminate in accordance with Section 9 of this Agreement.

2.3 TECHNICAL ASSISTANCE. Guilford shall provide to Pfizer or any permitted sublicensee of Pfizer, at Pfizer's request and expense, during normal business hours and upon reasonable advance notice and request, any technical assistance reasonably necessary to enable Pfizer or such sublicensee to manufacture, use, sell, offer for sale or import each Product and to enjoy fully all the rights granted to Pfizer pursuant to this Agreement; provided, however, that Guilford is reasonably capable of providing that assistance and the terms upon which such assistance shall be provided are mutually agreeable to Guilford and Pfizer.

2.4   GUILFORD COLLABORATIONS
      During the Initial Period (and, with respect to each Guilford Collaboration until such time as Pfizer no longer has the right to acquire Guilford's rights under such Guilford Collaboration), subject to any restrictions of Applicable Law and the terms and conditions of the agreements constituting such Guilford Collaboration, Guilford shall permit Pfizer, and shall use reasonable commercial efforts to cause its collaborators in each Guilford Collaboration to permit Pfizer, to be kept apprised of the work of such Guilford Collaboration and Guilford shall keep Pfizer apprised of the work of such Guilford Collaborations at quarterly Steering Committee meetings.


            2.4.1 Pfizer may, in respect of each Guilford Collaboration, at any time during the period commencing on the date of delivery to Pfizer by Guilford of a report, in form and substance satisfactory to Pfizer and containing all information relating to the Guilford Collaborations in Guilford's possession and material to Pfizer's decision under this Section 2.4.1, summarizing the results of the respective Guilford Collaboration through the Collaboration Milestone, and ending on the sixtieth (60th) day thereafter, by advance, written irrevocable notice, direct Guilford to make Guilford's rights under any or all of the Guilford Collaborations available to Pfizer subject to the terms and conditions of the agreements constituting such Guilford Collaborations.

            2.4.2 If Pfizer elects to direct Guilford to make its rights available to Pfizer pursuant to Section 2.4.1, thereafter Pfizer will have the right to control the assigned collaboration (including the right to modify the scope of the collaboration or terminate it, in either case in accordance with the terms and conditions of the collaboration), in

                  Pfizer's sole discretion, subject only to (i) Pfizer paying Guilford * within thirty (30) days of receipt of an invoice or invoices from Guilford; and (ii) Pfizer assuming the obligations of Guilford in respect of the collaboration from and after the date on which such rights are made available to Pfizer in accordance with an agreement between Guilford and Pfizer consistent with this Section 2.4. and on other terms and conditions acceptable to Guilford and Pfizer. Payment of such costs shall be subject to Pfizer's receipt of appropriate documentation of such costs, and such costs shall include Guilford's internal direct and indirect costs as well as costs of the collaborator and any other third-party costs to the extent borne, directly or indirectly, by Guilford.

            2.4.3 If Pfizer does not direct Guilford to make Guilford's rights under a particular Guilford Collaboration available to Pfizer, as set forth in Section 2.4.1, Guilford in its sole discretion may develop and commercialize the Products resulting from that particular Guilford Collaboration for its own account at its own cost. In such event Guilford may manufacture, use, sell, offer for sale and import products resulting from such Guilford Collaboration directly or, subject to Pfizer's consent (which will not be unreasonably withheld), indirectly through another Person pursuant to a co-promotion, distribution or other arrangement intended to further Guilford's commercialization of such products.

2.5   STEERING COMMITTEE.

            2.5.1 Guilford and Pfizer agree to form a steering committee (the
                  "Steering Committee") that will meet at least on a quarterly basis to (i) consult regarding Pfizer's evaluation of the Initial Target Compounds and the screening of Pfizer and other Guilford compounds for efficacy in the modulation of NAALADase, (ii) review and evaluate the progress in respect of Pfizer's research, development and commercialization of Products, including the results of any clinical trials and the status of any regulatory applications, (iii) discuss and seek to resolve any Disputes (as hereinafter defined) in accordance with the provisions of Section 11, and (iv) review and evaluate the progress being made in connection with the Guilford Collaborations.

            2.5.2 Guilford and Pfizer each shall appoint, in its sole
                  discretion, three members, respectively, to the Steering Committee. The party who appointed any particular member of the Steering Committee shall at all times have the power and authority to remove that member of the Steering Committee by providing written notice of such removal to the other party. Substitutes may be appointed at any time by the party who appointed the member whose resignation or removal caused a vacancy on the Steering Committee.

                  The initial members of the Steering Committee shall be:

                  Guilford:

                  *

                  Pfizer:

                  *

            2.5.3 Steering Committee meetings will take place on a quarterly basis on mutually agreeable dates, times and places. Such meetings may be conducted by videoconference no more than twice a year. Pfizer shall prepare and distribute an agenda at least fifteen (15) days before each meeting of the Steering Committee. Guilford may propose changes and additions to the agenda. Pfizer shall cause one of its representatives on the Steering Committee to prepare and send meeting minutes to Guilford for review and comment within fifteen (15) days following the applicable committee meeting. Final minutes shall be completed by Guilford and Pfizer within thirty (30) days of each meeting.

            2.5.4 Pfizer shall have all decision authority regarding the research and development and commercialization of Products. Notwithstanding the foregoing, subject to its obligation to maintain the confidentiality of the Pfizer Confidential Information in accordance with the provisions of this Agreement and any restrictions of Applicable Law, Guilford shall have reasonable access to any data or reports prepared in connection with Steering Committee meetings.

3.    PFIZER DILIGENCE.

      3.1 Pfizer shall use reasonable efforts to develop and exploit the Products commercially employing similar effort to that applied to similarly situated Pfizer products and programs that are being actively pursued.

      3.2 In furtherance of the provisions of Section 3.1, during the Initial Period Guilford will transfer to Pfizer its NAALADase screening assay. Upon successful incorporation of Guilford's screening assay into Pfizer's high throughput screening format, Pfizer will begin to screen Pfizer's compound library for NAALADase inhibitors in accordance with Pfizer's standard procedures and criteria for screening and progression. During the Initial Period, Pfizer will perform the compound characterization studies on * set forth in Exhibit B, and take the other actions contemplated by Exhibit B.

      3.3 If Pfizer grants a sublicense pursuant to Section 2, Pfizer shall give written notice to Guilford of such sublicense, shall cause the sublicensee to confirm in writing to and for the benefit of Guilford that it will comply with the covenants and agreements of Pfizer hereunder and shall guarantee that any sublicensee fulfills all of Pfizer's obligations under this Agreement; provided, however, that Pfizer shall not be relieved of its obligations pursuant to this Agreement by virtue of any such sublicense.

4. MILESTONE PAYMENTS, ROYALTIES, PAYMENTS OF ROYALTIES, ACCOUNTING FOR ROYALTIES, RECORDS.

      4.1   MILESTONES
            Pfizer shall pay Guilford, in respect of each Product (regardless of whether the active ingredient in the Product is an Initial Target Compound, another compound of Guilford, or a compound of Pfizer or another Person), within thirty (30) business days of the achievement by such Product of each event set forth below (each a "Milestone"), the payment listed opposite that Milestone (the "Milestone Amount").

            ------------------------------------------------------------------------------------
                                          Milestone                      Milestone Amount
                                          ---------                      ----------------
                                              *                                 *
            ------------------------------------------------------------------------------------


            Guilford shall be entitled to payment of the Milestone Amounts in respect of each Milestone set forth above only once for each Product (including Back Up Compounds).

      4.2   ADDITIONAL INDICATIONS.

            If Pfizer pursues an Additional Indication for a Product as to which another indicated use has been approved by the FDA (or a comparable regulatory authority of a foreign jurisdiction) or in respect of which such approval is being pursued, Pfizer shall pay Guilford the payment listed opposite each Milestone (each an "Additional Indication Milestone Amount") set forth below within thirty (30) business days of the achievement of the respective Milestone. Pfizer shall pay each Additional Indication Milestone Amount in respect of a Milestone for an Additional Indication only once, regardless of how many additional indications are pursued with respect to a Product or how many different Products are the subject of attempts to seek approvals for Additional Indications; provided, however, that the Additional Indication Milestone Amounts set forth below need not be paid in respect of the same Additional Indication.

           -------------------------------------------------------------------------------------
                                 Milestone                         Additional Indication
                                 ---------                            Milestone Amount
                                                                      ----------------
                                     *                                        *
           -------------------------------------------------------------------------------------



      4.3   *

      4.4 ROYALTIES. Pfizer shall pay Guilford a royalty based on the Net Sales of each Product. Such royalty shall be paid with respect to each country of the world from the date of the first commercial sale by Pfizer or any sublicensee of Pfizer of such Product in each such country until the termination of the Exclusivity Period covering such Product in such country.

      4.5   ROYALTY RATES.
            4.5.1 Pfizer shall pay Guilford a royalty for the sale of each
                  Product as set forth in Section 4.6 based on the royalty rates set forth in this Section 4.5; provided, however, that such Royalty shall be subject to application of the credits set forth in Section 4.3.

            4.5.2 The royalty paid each calendar year by Pfizer to Guilford shall be based on increments of Net Sales with respect to each Product sold during the calendar year according to the following schedule:

            Annual Net Sales of each Product           Per Product Royalty Rate
            --------------------------------           -------------------------
                  *                                           *

      4.6   PAYMENT.

            (a) Pfizer shall pay royalties on Net Sales within sixty (60) days after the end of each calendar quarter in which such Net Sales are made.

            (b) Such payments shall be accompanied by a statement showing the Net Sales of each Product by Pfizer or any sublicensee of Pfizer in each country, the applicable royalty rate for such Product, and a calculation of the amount of royalty due, including the application of any credits contemplated by
                  Section 4.3.

            (c) All payments due to Guilford by Pfizer, whether in payment of a Milestone Amount or a royalty, shall be computed and paid in U.S. dollars by wire transfer in immediately available funds to a U.S. bank account designated by Guilford, or by other mutually acceptable means.

            (d) For purposes of determining the amount of royalties due, the amount of Net Sales in any respect of sales originally denominated in a foreign currency shall be computed by converting such foreign currency amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the Wall Street Journal for the close of the last business day of the calendar quarter for which the relevant royalty payment is to be made by Pfizer.

            (e) In the event that any payment due hereunder is not paid when due, such payment obligation shall bear interest from the date on which the payment was due and payable at a rate of interest per annum equal to*.

            (f)   *

      4.7 TAXES If Applicable Laws require Pfizer to withhold any tax from any payment to Guilford, Pfizer will do so and will pay such tax to the proper taxing authority. If Pfizer does so, it will provide Guilford with copies of official receipts for such taxes withheld and paid by Pfizer to such taxing authority, and Pfizer will cooperate as Guilford may reasonably request and at Guilford's expense, in any filings or other actions by Guilford with respect to such taxes.

      4.8   RECORDS.
            4.8.1 Pfizer shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Pfizer of each Product in sufficient detail to allow the accruing royalties to be determined accurately. Guilford shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records of Pfizer to verify such report or statement. Pfizer shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Guilford, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Guilford agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Guilford to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of Guilford to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of each inspection, if any, shall be binding on both parties unless Pfizer objects, by delivery to Guilford of a written notice of objections, within thirty (30) days of receipt of a report of the independent certified public accountant retained by Guilford. In the event Pfizer disagrees with the conclusions reached by the independent certified public accountant retained by Guilford within such thirty (30) day period in accordance with the preceding sentence, the disagreement shall be considered a Dispute within the meaning of Section 11 and shall be treated accordingly.

            4.8.2 The costs and expenses of the independent certified public accountant retained by Guilford pursuant to Section 4.8.1 to review the records of Pfizer shall be paid by Guilford; provided, however, that if the results of any review of the records of Pfizer pursuant to Section 4.8.1 shall reveal that the Net Sales reported by Pfizer for any period covered by such review shall have been understated by five percent (5%) or more, Pfizer shall reimburse Guilford for all such costs and expenses.

            4.8.3 In the event that it is determined (by failure of Pfizer to object to the report of the independent certified public accountant retained by Guilford, by agreement of the parties or upon any other resolution of a Dispute) that the royalties paid by Pfizer to Guilford hereunder shall have been understated as a result of underreporting of Net Sales for the applicable period, any amount of royalties that were understated shall be paid within thirty (30) days of the final determination of the amount by which such royalties were understated and the amount so understated shall bear interest from the date on which the royalties otherwise would have been due and payable had they not been understated at a rate of interest per annum equal to*.

      4.9   MISCELLANEOUS.
            For purposes of further defining the Milestones in Sections 4.1 and 4.2, the following provisions apply:

            (a) a clinical trial shall be deemed to have started at the time the relevant Governmental Authority grants permission to begin human clinical testing (as one example, in the United States, the approval of the IND);

            (b) Phase I clinical trials include a clinical trial anywhere in the world;

            (c) a Phase III clinical trial shall be deemed to have started at the time that (i) in the United States the FDA grants permission to begin a Phase III clinical trial or (ii) in any other country the relevant Governmental Authority grants permission to begin the final clinical trial needed to obtain approval to make a commercial sale of the Product in such country;

            (d) NDA Filing or SNDA filing shall include the filing of an application under 21 U.S.C. Section 355 (or an equivalent provision of Applicable Law of a foreign jurisdiction); and

            (e) NDA Approval or SNDA Approval shall include the approval of an application under 21 U.S.C. Section 355 (or an equivalent provision of Applicable Law of a foreign jurisdiction).


5.    LEGAL ACTION.

      5.1 If information comes to the attention of Pfizer to the effect that any Patent Rights claiming a Product have been or are threatened to be unlawfully infringed or a Person is engaged in unauthorized use of Guilford Technology in connection with a Product, Pfizer shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement or unauthorized use, including the right to bring or defend any suit, action or proceeding involving any such infringement or unauthorized use. Pfizer shall notify Guilford promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding and shall consult with Guilford concerning the actions it intends to take; provided, that Pfizer may not take any action that reasonably could be expected to prejudice Guilford's rights in respect of such Patent Rights or Guilford Technology. If Pfizer determines that it is necessary or desirable for Guilford to join any such suit, action or proceeding, Guilford shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonably required to permit Pfizer to commence such action, suit or proceeding in which case Pfizer shall hold Guilford free, clear and harmless from any and all costs and expenses of litigation, including attorneys fees.

            If Pfizer brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorneys' fees, related to such suit or settlement, and * of any funds that shall remain from said recovery shall be paid to Guilford and the balance of such funds shall be retained by Pfizer. If Pfizer does not, within one hundred twenty (120) days after giving notice to Guilford of the above-described information, notify Guilford of Pfizer's intent to bring suit against any infringer, Guilford shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Pfizer as party plaintiff, if appropriate, in which event Guilford shall hold Pfizer free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to Guilford. However, * of any such sums received by Guilford, after deduction of all costs and expenses, including attorneys' fees, related to such suit or settlement shall be paid to Pfizer. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement under the terms of this Section.

      5.2 DEFENSE OF INFRINGEMENT CLAIMS. Guilford will cooperate with Pfizer at Pfizer's expense in the defense of any suit, action or proceeding against Pfizer or any sublicensee of Pfizer alleging the infringement of the intellectual property rights of a third party by reason of the use of Patent Rights in the manufacture, use or sale of the Product. Pfizer shall give Guilford prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Guilford a copy of each communication relating to the alleged infringement. Guilford shall give to Pfizer all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right after consultation with Guilford, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), at Pfizer's expense, including by providing information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, Pfizer shall obtain Guilford's prior consent to such part of any settlement which contemplates payment or other action by Guilford or has a material adverse effect on Guilford's business. If the parties agree that Guilford should institute or join any suit, action or proceeding pursuant to this Section, Pfizer may, at Pfizer's expense, join Guilford as a defendant if necessary or desirable, and Guilford shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

      5.3 NO CHALLENGE TO PATENT RIGHTS. Pfizer shall not challenge the validity or enforceability of any of the Patent Rights by litigation, opposition, re-examination, revocation, or invalidation proceeding; or by requesting or participating in a declaration of an interference against any Patent Rights; or by contesting or disputing Guilford's entitlement to or ownership of the Patent Rights.

      5.4 THIRD PARTY LICENSES. If the manufacture, use or sale by Pfizer of a Product in any country would, in the reasonable opinion of Pfizer, infringe a patent owned by a third party and Pfizer has obtained or will obtain a license under such patent, * of any payments made by Pfizer to such third party under the license agreement with such third party shall be deductible from royalty payments due from Pfizer to Guilford pursuant to this Agreement; provided, however, that in no event will royalty payments payable to Guilford hereunder in respect of the relevant Product be reduced by an amount greater than * of Net Sales for that Product in any quarterly period.

6. REPRESENTATIONS AND WARRANTIES Guilford represents and warrants to Pfizer that it has all legal right, title and authority to grant the licenses contemplated by Section 2 of this Agreement, and that, except for rights of third parties (including Governmental Authorities) who have provided or provide funding in respect of the Guilford Collaborations, or rights of third parties in respect of such Guilford Collaborations to consent to the actions contemplated by Section 2.4., such licenses do not conflict with or violate the terms of any agreement between Guilford and any third party.

7.    TREATMENT OF CONFIDENTIAL INFORMATION.

      7.1   CONFIDENTIALITY.
            Subject to Pfizer's and Guilford's right and obligations pursuant to this Agreement, Pfizer and Guilford each agree that during the term of this Agreement and for five (5) years thereafter, it will keep confidential all Guilford Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it pursuant to this Agreement. Neither Pfizer nor Guilford shall use Confidential Information of the other party except as expressly permitted under this Agreement.

            Subject to Pfizer's and Guilford's rights and obligations pursuant to this Agreement, Pfizer and Guilford each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Subject to Pfizer's and Guilford's rights and obligations pursuant to this Agreement, Pfizer and Guilford each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Upon termination of this Agreement, each party, upon the other's request,
            (i) will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement; or (ii) will destroy and certify such destruction, if acceptable to the other party.

            Except as required by Applicable Law and except for the Guilford press release attached hereto as Exhibit C (and any subsequent disclosure consistent with the information included in such press release), neither party may disclose the terms of this Agreement without the written consent of the other party. Notwithstanding the foregoing or the provisions of Section 7.2, each party acknowledges and agrees that the other party may be required to disclose the existence of this Agreement or some or all of the information included in this Agreement in order to comply with its obligations under the Securities Laws or under the rules of a national or international securities exchange or The NASDAQ Stock Market, and hereby consents to such disclosure to the extent deemed advisable or appropriate by counsel to the other party.

      7.2   DISCLOSURE REQUIRED BY APPLICABLE LAW.

            If either party is requested to disclose the Confidential Information in connection with a legal or administrative proceeding or is otherwise required by Applicable Law to disclose the Confidential Information, such party will give the other party prompt notice of such request. The disclosing party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If such party seeks a protective order or other remedy, the other party will cooperate. If such party fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, the other party will disclose only that portion of Confidential Information which its legal counsel determines it is required to disclose.

8.    FILING, PROSECUTION AND MAINTENANCE BY GUILFORD.

      8.1 With respect to Patent Rights, except as set forth in Section 8.1.2. and Section 8.1.3., Guilford shall have the exclusive right and obligation:
            (a) to file applications for letters patent on patentable inventions; provided, however, that Guilford shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that Guilford file such applications; and, further provided, that Guilford, at its option and expense, may file in countries where Pfizer does not request that Guilford file such applications;
            (b) to take all reasonable steps to prosecute all pending and new patent applications;
            (c) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications;
            (d) to maintain in force any letters patent included in Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and
            (e) to cooperate fully with, and take all necessary actions requested by, Pfizer in connection with the preparation, prosecution and maintenance of any letters patent included in Patent Rights. Guilford shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

                  8.1.1 COPIES OF DOCUMENTS.
                  Guilford shall provide to Pfizer copies of all patent applications that are part of Other Patent Rights prior to filing, for the purpose of obtaining substantive comment of Pfizer's patent counsel. Guilford shall also provide to Pfizer other copies of all documents relating to prosecution of all such patent applications in a timely manner and shall provide every six (6) months a report detailing the status of all patent applications that are a part of Other Patent Rights.

                  8.1.2 REIMBURSEMENT OF COSTS FOR FILING PROSECUTING AND MAINTAINING PATENT RIGHTS.
                  Within thirty (30) days of receipt of invoices from Guilford, Pfizer shall reimburse Guilford for all the costs of filing, prosecuting, responding to opposition or other interested parties proceedings and maintaining patent applications and patents during the term of this Agreement. Such reimbursement shall be in addition to other funding payments under this Agreement and shall include such costs of all activities described in Section 8.1 (a)-(e) above. However, Pfizer may, upon sixty (60) days notice, request that Guilford discontinue filing or prosecution of patent applications in any country (other than the countries listed in Schedule 8.1.2) and discontinue reimbursing Guilford for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any such country (other than the countries listed in Schedule 8.1.2). Guilford shall pay all costs in those countries in which Pfizer requests that Guilford not file, prosecute or maintain patent applications and patents, but in which Guilford, at its option, elects to do so in accordance with this Section 8.1.2; provided, however, that in the event Guilford so elects to continue to file, prosecute or maintain patent applications and patents in those countries the licenses granted to Pfizer in respect of such patent applications and patents under Section 2 shall no longer extend to such patent applications and patents in those countries.

                  8.1.3 PATENT AND OTHER EXCLUSIVITY EXTENSIONS.
                  Pfizer and Guilford will consult with each other from time to time regarding all applications for exclusivity extensions pursuant to Applicable Law, including but not limited to extensions pursuant to 35 USC Section 156 and foreign counterparts, with respect to the Products to the extent that such extensions are available. Guilford agrees to sign such further documents and take such further actions as may be reasonably requested by Pfizer to support all actions necessary to obtain any such extension in this regard, at Pfizer's expense.

9.    TERMINATION AND DISENGAGEMENT.

      9.1 Each of the following events shall constitute events of termination ("Events of Termination") for purposes of this Agreement:

            (a) with respect to each Product, the termination of the Exclusivity Period with respect to that Product;

            (b) Guilford or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, which failure remains unremedied for thirty (30) days after written notice to the failing party; or

            (c) during the Initial Period, Pfizer shall fail to take the actions contemplated by, or conduct the evaluation of the Initial Target Compounds and the compounds included in Pfizer's compound library in accordance with, Exhibit B.

      9.2 Upon the occurrence of any Event of Termination under Section 9.1(b) or 9.1(c), the party not responsible may, by notice to the other party, terminate this Agreement.

      9.3 Termination of this Agreement by either party, with or without cause, will not terminate the Research License granted pursuant to
            Section 2.1.

      9.4 Termination of this Agreement for any reason shall be without prejudice to:

            (a) the rights and obligations of the parties set forth in sections which provide for performance of either party subsequent to termination;

            (b) Guilford's right to receive payments in respect of all Milestone Amounts and royalties accrued hereunder prior to the termination date; or

            (c) any other remedies which either party may otherwise have under and in accordance with Applicable Law or this Agreement.

      9.5 Prior to the end of the Initial Period, Pfizer at its sole discretion may terminate this Agreement by written notice to Guilford. In the event that Pfizer fails to make payment of a total of $15,000,000 in accordance with Section 2 prior to the end of the Initial Period, Guilford at its sole discretion may terminate this Agreement by written notice to Pfizer.

      9.6 At any time, Pfizer at its sole discretion may terminate this Agreement with respect to any Product in any country or countries in the world upon thirty (30) days prior notice to Guilford and cessation of sale of the Product. Upon such termination by Pfizer, all licenses other than the license granted under Section 2.1 of this Agreement, shall terminate with respect to such country or countries for any such Product.

      9.7 In addition to the right to terminate this Agreement upon the occurrence of any Event of Termination, if at any time during the term of this Agreement Pfizer, directly or indirectly, takes any action or assists or supports another Person in taking any action challenging any of the Patent Rights, including any action in connection with an opposition, re-examination, revocation or invalidation proceeding, or requests a declaration of an interference against or otherwise attacks the validity or enforceability of any Patent Rights, or contests or disputes Guilford's entitlement to or ownership of the Patent Rights, Guilford shall have the right to terminate this Agreement immediately.

      9.8 (a) Upon termination of this Agreement (except for breach by Guilford), Pfizer shall make available to and transfer or assign to Guilford the following: the clinical human experience database, all audited toxicology reports and all in vivo animal study data including ADME in vivo data, any regulatory submissions and any correspondence with the FDA or other regulatory authorities.*

            (b)*

            (c)*

      9.9 Upon termination, this Agreement shall become void and of no further force or effect, except for the following provisions, which shall remain in full force and effect: provisions relating to payment or reimbursement accruing before the termination of the Agreement, Sections 4.7, 4.8, and 4.9, Article 5 to the extent relating to the period or accruing before the termination of the Agreement, and Articles 7, 9, 10, 11, 13 and 14. Any termination shall not affect any right or claim hereunder that arises prior to such termination, which claims and rights shall survive termination.

10. INDEMNIFICATION. Pfizer and Guilford will indemnify each other for damages, settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party against either party based on any action or omission of the indemnifying party's agents, employees, or officers related to its obligations under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or wilful misconduct of the party seeking indemnification; or (ii) if such party fails to give the other party prompt notice of any claim it receives and such failure materially prejudices the other party with respect to any claim or action to which its obligation pursuant to this Section applies.

      Each party will notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder. In case any proceeding shall be instituted involving any party in respect of which indemnity may be sought pursuant to this Section 10, such party (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

11.   DISPUTE RESOLUTION.

      If a dispute, controversy or difference (in each case, a "Dispute") between the parties arises out of or is related to this Agreement, then such Dispute first shall be referred to the Steering Committee to seek a resolution of the Dispute. In such an event, the Steering Committee shall hold at least one (1) meeting within thirty (30) days of the date on which the Dispute is referred to the Steering Committee. In the event that the Steering Committee is unable to resolve the Dispute within forty five (45) days of the date on which the Dispute is referred to the Steering Committee, each party shall designate a member of its senior management to discuss the Dispute in an effort to settle it amicably during a period of no less than thirty (30) days.

12.   NOTICES AND REPORTS.

      12.1 All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

            IF TO PFIZER:    Pfizer Global R&D Headquarters
                             50 Pequot Avenue
                             New London, CT 06320
                             Attn.: Executive Vice President, PGRD
                             with copy (which shall not constitute notice) to:
                                    Assistant General Counsel

                             Invoices should be sent to the attention of Lori Schenking, Strategic Alliances, PGRD Groton Laboratories, at the following address:

                             Pfizer Global Research & Development
                             Groton Laboratories
                             Eastern Point Road - MS 8200-30
                             Groton, CT  06340

            IF TO GUILFORD:  Guilford Pharmaceuticals Inc.
                             6611 Tributary Street
                             Baltimore, MD 21224
                             Attn: Senior Vice President Corporate Development with a copy (which shall not constitute notice) to:
                                    Senior Vice President & General Counsel
                             and
                             GPI NAALADase Holdings, Inc.
                             222 Delaware Avenue
                             Wilmington, Delaware 19899
                             Attn: Vice President & Secretary

               Notices shall be deemed given as of the date sent.

      12.2 On a quarterly basis during the term of this Agreement, to the extent not made available to Guilford through the Steering Committee, Pfizer will provide Guilford with written reports, summarizing all material data and information arising out of the actions contemplated by this Agreement and the research and development conducted by Pfizer in respect of NAALADase inhibitors. In the event that after receipt of any such report, Guilford shall request additional data or information relating to the report, Pfizer shall promptly provide such data or information to Guilford.

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.   MISCELLANEOUS.

      14.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

      14.2 HEADINGS. Section headings are inserted for convenience of reference only and do not form a part of this Agreement.

      14.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

      14.4 AMENDMENT; WAIVER; ETC. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

      14.5 NO THIRD PARTY BENEFICIARIES. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

      14.6 ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

      14.7 FORCE MAJEURE. Neither Pfizer nor Guilford shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to an act of God, weather conditions, strikes, lockouts, inability to procure labor, materials, or fuels due to shortages, fires, riots, interference by civil or military authorities, or acts of war, or other cause which is beyond the reasonable control of Pfizer or Guilford.

      14.8 SEVERABILITY. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

      14.9. INTERPRETATION. The Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. Unless the context otherwise requires, the term "party" when used herein means a party hereto. References herein to a party or other Person include their respective successors and assigns. The words "include," "includes" and "including" when used herein shall be deemed to be followed by the phrase "without limitation" unless such phrase otherwise appears. Unless the context otherwise requires, references herein to Sections, Schedules and Exhibits shall be deemed references to Sections of, and Schedules and Exhibits to, this Agreement. Unless the context otherwise requires, the words "hereof," "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision hereof. With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

      14.10 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto and their respective Affiliates with respect thereto. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto, except those expressly made in this Agreement.

            THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY HERETO OTHER THAN THOSE EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, (I) NEITHER GUILFORD NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE BUSINESS OR THE TECHNOLOGY GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF GUILFORD OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) GUILFORD EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY. PFIZER ACKNOWLEDGES THAT GUILFORD

            HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY GUILFORD OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE BUSINESS OR THE TECHNOLOGY OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

      14.11 EXPENSES. Except as expressly set forth herein, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including attorneys', accountants' and other professional fees and expenses.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

PFIZER INC                                  GUILFORD PHARMACEUTICALS INC.


By:   /s/ Peter B. Corr                     By: /s/ Craig R. Smith, M.D.
    ---------------------------                --------------------------------
Name:  Peter B. Corr                        Name: Craig R. Smith, M.D.


Title: Senior Vice President,               Title: Chairman, President and Chief
       Science and Technology                       Executive Officer

GPI NAALADASE HOLDINGS, INC.


By: /s/ Daniel P. McCollom
   -----------------------
Name: Daniel P. McCollom
Title: Vice President and Secretary

                                    EXHIBIT A
                         PATENTS AND PATENT APPLICATIONS






                                       *

                                    EXHIBIT B
                                DILIGENCE ACTIONS





                                       *

                                    EXHIBIT C
                         FORM OF GUILFORD PRESS RELEASE

FOR IMMEDIATE RELEASE


          GUILFORD PHARMACEUTICALS SIGNS LICENSE AGREEMENT WITH PFIZER

             NOVEL NAALADASE INHIBITOR TECHNOLOGY TO BE DEVELOPED TO
                        TREAT NEURODEGENERATIVE DISEASES


BALTIMORE, MD, May 8, 2003, Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) announced today that it has entered into an exclusive license agreement with Pfizer for a novel class of potential drugs called NAALADase inhibitors that have been shown in preclinical testing to ameliorate certain central and peripheral neurodegenerative diseases, such as diabetic peripheral neuropathy and neuropathic pain.

Under the terms of the agreement, Pfizer will have exclusive right to develop Guilford's NAALADase inhibitors worldwide and will conduct and pay for all costs associated with research, development, manufacturing, and commercialization of any products that may emerge from this agreement. Guilford retains the right to continue to conduct and pay for the development of NAALADase inhibitors not under development by Pfizer for prostate cancer, head and spinal cord injury, and drug addiction. Pfizer has the exclusive right in the future to acquire, for certain consideration, any products developed by Guilford for these indications. In exchange, Pfizer has agreed to pay Guilford $15 million in cash, including $5 million at signing, and $10 million by March 31, 2004 (or earlier depending on whether a lead compound has been selected for clinical development). If Pfizer does not pay the additional $10 million on or before March 31, 2004, all rights revert to Guilford at its election, along with data and other information generated by Pfizer relating to Guilford's NAALADase inhibitors.

As part of the agreement, Guilford is eligible to receive royalties on future product sales and milestone payments related to the successful development and commercialization of a NAALADase inhibitor. The schedule of milestone payments outlines a total of $42 million to be paid for each compound developed through commercialization, as well as one additional set of milestone payments totaling $20 million for an additional indication for the same compound.

"We are very pleased to license our NAALADase inhibitor program to Pfizer, the world's leading pharmaceutical company. Pfizer has a major commitment to the fields of central and peripheral nervous system disorders," commented Craig R. Smith, M.D., Chairman, President and Chief Executive Officer of Guilford. "Our agreement with Pfizer is consistent with Guilford's objective of finding the highest-quality strategic partnerships for the programs we intend to license, while continuing to advance select product development efforts in the US independently."

Guilford has one marketed product, GLIADEL(R) Wafer, which recently received FDA approval for an expanded indication for use in patients with newly diagnosed high-grade malignant glioma as an adjunct to surgery and radiation, and a pipeline which includes two product candidates, GPI 1485 and AQUAVAN(TM) Injection, in Phase II clinical testing.


NAALADASE INHIBITOR PROGRAM BACKGROUND

NAALADase, or N-Acetylated-Alpha-Linked-Acidic-Dipeptidase, is a membrane-bound enzyme found principally in the central and peripheral nervous systems. NAALADase is believed to play a role in modulating the release of glutamate, one of the most common chemical messengers between nerves. During conditions of acute injury or chronic neurodegenerative disorders, there may be a large increase in glutamate release that incites a cascade of biochemical events, ultimately leading to cell injury and death.

Guilford has created several unique classes of NAALADase inhibitors and evaluated their potential therapeutic application in preclinical models of various acute and chronic neurodegenerative disorders, including diabetic peripheral neuropathy, neuropathic pain, Lou Gehrig's Disease (ALS), head and spinal cord trauma, and stroke. NAALADase is the same protein as prostate specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Guilford has also shown that its compounds may have utility for diagnostic or therapeutic purposes in prostate cancer.

In preclinical animal models of diabetic peripheral neuropathy and neuropathic pain, Guilford scientists have shown that treatment with a NAALADase inhibitor can normalize pain sensitivity, increase nerve conduction velocity and prevent or slow peripheral nerve degeneration.

Diabetic peripheral neuropathy is a debilitating and progressive disorder involving increased pain sensitivity, tingling, weakness and numbness in a patient's extremities. It is believed to affect approximately one million people in the United States.

Guilford has 37 issued US patents and 10 pending patent applications, and corresponding foreign counterparts protecting its NAALADase inhibitor technology.


ABOUT GUILFORD

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company that discovers, develops and markets novel pharmaceutical products targeting the hospital and neurological markets. Guilford's product pipeline includes a marketed therapeutic for the most common form of brain cancer, GLIADEL(R) Wafer, and products in development for Parkinson's disease, post-prostatectomy erectile dysfunction, peripheral nerve damage, and anesthesia and sedation.


                                       ###


Contact:    Guilford Pharmaceuticals Inc.
            Stacey Jurchison 410.631.5022

Internet addresses: www.guilfordpharm.com

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled "Risk Factors" contained in the Company's Annual Report on Form 10-K filed with the SEC on March 31, 2003, that could cause the Company's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company will receive additional payments from Pfizer, or that Pfizer will successfully develop the Company's NAALADase technology into an approved pharmaceutical product.

                                   SCHEDULE 4



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

                                 SCHEDULE 8.1.2
                                TIER I COUNTRIES



                                       *